FOURTH SUPPLEMENTAL INDENTURE dated as of January 30, 1998 (the
"Fourth Supplemental Indenture"), to the Indenture, dated as of August 6, 1992 (the "Indenture"), between UNISYS CORPORATION, a Delaware corporation (hereinafter called the "Company"), having its principal executive office at Township Line and Union Meeting Roads, Blue Bell, Pennsylvania, 19424 and BANK ONE, N.A., a national banking association (hereinafter called the "Trustee"), having its Corporate Trust Office at 100 East Broad Street, Columbus, Ohio 43215.

                           RECITALS OF THE COMPANY

          WHEREAS, the Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its debentures, notes, bonds or other evidences of indebtedness (hereinafter called the "Debt Securities") to be issued in one or more series, as in the Indenture provided;

          WHEREAS, the Company desires and has requested the Trustee to join it in the execution and delivery of this Third Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Debt Securities designated as its 7 7/8% Senior Notes due 2008 in the aggregate principal amount of $200,000,000, a specimen copy of which is attached hereto as Exhibit A (the "Notes"), on the terms set forth herein;

          WHEREAS, Section 1101 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any holder of any Debt Securities to, inter alia, establish the terms of any Debt Securities as permitted by Sections 201 and 301 of the Indenture, provided certain conditions are met;

          WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Fourth Supplemental Indenture have been complied with; and

          WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

          NOW THEREFORE:

          There is hereby established a series (as that term is used in Section 301 of the Indenture) of Debt Securities to be issued under the Indenture, which series of Debt Securities shall have the terms set forth herein and in the Notes, and in consideration of the premises and the purchase and acceptance of the Notes by the holders thereof, the Company mutually covenants and agrees with the Trustee, for the equal and proportionate benefit of all holders of the Notes, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

                                  ARTICLE ONE

                   Scope of This Fourth Supplemental Indenture

          Section 1.1 Changes, etc. Applicable Only to the Notes. The changes, modifications and supplements to the Indenture effected by this Fourth Supplemental Indenture in Sections 2.1 through 2.6 hereof shall only be applicable with respect to, and govern the terms of, the Notes, which shall be limited in aggregate principal amount to $200,000,000, except as provided in
Section 301(2) of the Indenture, and shall not apply to any other Debt Securities which may be issued under the Indenture unless a supplemental indenture with respect to such other Debt Securities specifically incorporates such changes, modifications and supplements.

                                  ARTICLE TWO

                          Amendments to the Indenture

          Section 2.1 Amendments to Section 101. Section 101 of the Indenture is hereby amended by adding the following definitions in their proper alphabetical order:

          "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Consolidated Subsidiary or (ii) assumed in connection with the acquisition of assets of such Person.

          "Average Life" means, as of the date of determination, with respect to any Indebtedness or Redeemable Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment or mandatory redemption of such Indebtedness or Redeemable Stock, as the case may be, multiplied by the amount of such principal payment or mandatory redemption by (ii) the sum of all such principal payments or mandatory redemption amounts, as the case may be.

          "Bank Credit Agreement" means the Credit Agreement dated as of June 19, 1997, among the Company, certain banks, and Bankers Trust Company, as agent.

          "Change in Control" means an event or series of events as a result of which (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares entitling the holder thereof to cast more than 50% of the votes for the election of directors of the Company; (ii) the Company consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets to any person, or any other corporation merges into the Company, and, in the case of any such transaction, the outstanding Common Stock of the Company is changed or exchanged as a result; or (iii) at any time Continuing Directors do not constitute a majority of the Board of Directors.

          "Common Stock" means any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company.

          "Company Notice" shall have the meaning specified in Section 1212.

          "Consolidated Interest Coverage Ratio" means for any period the ratio of (i) the sum of Consolidated Net Income, Consolidated Interest Expense and Consolidated Tax Expense, plus, without duplication, all depreciation and all amortization, in each case, for such period, of the Company and its Consolidated Subsidiaries on a consolidated basis, all as determined in accordance with generally accepted accounting principles, to (ii) Consolidated Interest Expense for such period; provided, that in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

          "Consolidated Interest Expense" means for any period the sum of (i) the aggregate of the interest expense on Indebtedness of the Company and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, plus (ii) without duplication, that portion of capital lease obligations of the Company and its Consolidated Subsidiaries representative of the interest factor for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, plus (iii) without duplication, dividends in respect of preferred or preference stock of a Consolidated Subsidiary of the Company held by Persons other than the Company or a Consolidated Subsidiary of the Company. For purposes of clause (iii) of the preceding sentence, dividends shall be deemed to be an amount equal to the actual dividends paid divided by 1.00 minus the applicable actual combined federal, state, local and foreign income tax rate of the Company (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

          "Consolidated Net Income" means for any period the net income or loss of the Company and its Consolidated Subsidiaries for such period on a consolidated basis as determined in accordance with generally accepted accounting principles adjusted by excluding the after-tax effect of (i) net gains or losses in respect of dispositions of assets other than in the ordinary course of business, (ii) any gains or losses from currency exchange transactions not in the ordinary course of business consistent with past practice, (iii) any gains or losses attributable to write-ups or write-downs of assets or liabilities other than in the ordinary course of business, (iv) any special or extraordinary charges attributable to restructuring transactions other than in the ordinary course of business,
(v) any income or loss of Persons acquired in a "pooling of interest" transaction prior to the date of combination and (vi) the cumulative effect of a change in accounting principle from the date of this Fourth Supplemental Indenture; provided that, if the consolidated financial statements of the Company and its Consolidated Subsidiaries for such period give effect to Statement 106 of the Financial Accounting Standards Board ("FASB 106"), Consolidated Net Income for such period shall be (a) increased by any expenses (net of any income tax benefits attributable to such expenses) for post-retirement benefits other than pensions ("Post-Retirement Benefits") to the extent that such expenses are deducted from net income in accordance with FASB 106 and (b) shall be decreased by the aggregate amount of cash payments for Post-Retirement Benefits during such period (net of any income tax benefits attributable to such cash payments on a pro forma basis calculated in the same manner as the income tax benefits referred to in clause (a)).

          "Consolidated Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

          "Consolidated Tax Expense" means for any period the aggregate of the federal, state, local and foreign income tax expenses of the Company and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Continuing Director" means at any date a member of the Company's Board of Directors (i) who was a member of such board 24 months prior to such date or (ii) who was nominated or elected by at least two-thirds of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least two-thirds of the directors who were Continuing Directors at the time of such election.

          "Convertible Debt" means Indebtedness of the Company that, by its terms, is convertible in its entirety into Common Stock.

          "Exchange Act" shall have the meaning specified in the definition of "Change in Control."

          "Existing Redeemable Stock" shall have the meaning specified in
Section 1211.

          "Finance Subsidiary" means a corporation of the type described in clause (b) of the definition of "Subsidiary."

          "Foreign Subsidiary" means a corporation of the type described in clause (a) of the definition of "Subsidiary."

          "generally accepted accounting principles" means generally accepted accounting principles in the United States as in effect (unless otherwise stated) as of the date of this Fourth Supplemental Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified
Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

          "guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by standby letter of credit or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

          "Indebtedness" means (i) any liability of any Person (a) for borrowed money, or (b) evidenced by a bond, note, debenture or similar instrument (including purchase money obligations but excluding Trade Payables), or (c) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with generally accepted accounting principles, or (d) for preferred or preference stock of a Consolidated Subsidiary of the Company held by Persons other than the Company or any Consolidated Subsidiary of the Company; (ii) any liability of others described in the preceding clause
(i) that the Person has guaranteed, that is recourse to such Person or that is otherwise its legal liability; and (iii) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) and (ii) above.

          "Intercompany Obligations" means any Indebtedness or any other obligation of the Company or any Consolidated Subsidiary of the Company which, in the case of the Company, is owing to any Consolidated
Subsidiary of the Company and which, in the case of any Consolidated Subsidiary of the Company, is owing to the Company or any other
Consolidated Subsidiary of the Company.

          "Investment Grade means (i) BBB- or above in the case of S&P
(or its equivalent under any successor Rating Categories of S&P), (ii) Baa3 or above, in the case of Moody's (or its equivalent under any successor Rating Categories of Moody's, or (iii) the equivalent in respect of the Rating Categories of any Rating Agencies substituted for S&P or Moody's.

          "Investment Grade Status" means the first day on which the Notes are rated Investment Grade by either S&P or Moody's.

          "Moody's" means Moody's Investors Service, Inc. and its successors.

          "Notes" shall have the meaning specified in the second recital of this Fourth Supplemental Indenture.

          "notice date" shall have the meaning specified in Section 1211.

          "Permitted Indebtedness" means (i) Indebtedness of the Company or any Consolidated Subsidiary of the Company outstanding on the date of this Fourth Supplemental Indenture; (ii) Indebtedness of the Company and its Consolidated Subsidiaries at any time outstanding not in excess of $750 million in the aggregate; (iii) Indebtedness of the Company and its Consolidated Subsidiaries at any time outstanding not in excess of $1 billion in the aggregate under the Bank Credit Agreement (and any refinancings or replacements thereof or additions thereto) and Indebtedness of Foreign Subsidiaries at any time outstanding not in excess of $250 million in the aggregate under bank loan facilities;
(iv) Indebtedness of Finance Subsidiaries so long as such Indebtedness is non-recourse to, not guaranteed by and is not otherwise the legal liability of the Company or any other Consolidated Subsidiary;
(v) Intercompany Obligations; and (vi) any renewals, extensions, substitutions, refundings, refinancings or replacements of any Indebtedness described in clause (i) above ("Refinancing Indebtedness"); provided that (a) the aggregate principal amount of the Refinancing Indebtedness shall not exceed the sum of (1) the aggregate principal amount and accrued interest of the Indebtedness to be refinanced (or if such Indebtedness was issued at an original issue discount, the original issue discount price plus amortization of the original issue discount at the time of the incurrence of the Refinancing Indebtedness) and (2) the reasonable fees and expenses directly incurred in connection with such Refinancing Indebtedness, (b) such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes, (c) Refinancing Indebtedness incurred by any Consolidated Subsidiary shall not be used to refinance Indebtedness of the Company, (d) all proceeds of such Refinancing Indebtedness are applied to the payment, redemption, repurchase, defeasance, acquisition or retirement of the Indebtedness to be refinanced within 12 months before or after such event and (e) such Refinancing Indebtedness determined as of the date of incurrence does not mature prior to the final scheduled maturity date of the Notes and the Average Life of such Refinancing Indebtedness is equal to or greater than the remaining Average Life of the Notes; provided that this clause (e) shall apply only if the final scheduled maturity date of the Indebtedness being refinanced is later than the final scheduled maturity date of the Notes. Notwithstanding clauses (ii) and (iii) above, up to $250 million of the amounts set forth in such clauses may be subtracted from such amounts and applied to increase any other amount set forth in either of such clauses.

          "Post-Retirement Benefits" shall have the meaning specified in the definition of "Consolidated Net Income."

          "Put Price" means 101% of the principal amount of the Notes to be repurchased on the Repurchase Date in accordance with Section 1212, plus accrued and unpaid interest to the Repurchase Date.

          "Put Right" means the unconditional right of any holder of Indebtedness of the Company to require the Company to pay such Indebtedness prior to its stated maturity on the date or dates specified at the time of the incurrence of such Indebtedness or the right of any holder of Indebtedness of the Company to require the Company to pay such Indebtedness prior to its stated maturity upon the occurrence of a Change in Control or similar event.

           "Rating Agencies" means (i) S&P, (ii) Moody's or (iii) any successor to S&P or Moody's or both, as the case may be.

           "Rating Category" means (i) with respect to S&P, any of the following categories (any of which may include a "+" or "-"): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);
(ii) with respect to Moody's, any of the following categories (any of which may include a "1", "2" or "3"): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories) and (iii) the equivalent of any such categories of S&P or Moody's used by another Rating Agency, if applicable.

          "Redeemable Stock" means any class or series of preferred or preference stock of the Company with a stated maturity which is prior to the Stated Maturity of the Notes or that by its terms or otherwise is required to be redeemed or retired, in whole or in part, prior to the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the Notes. The stated maturity of any class or series of preferred or preference stock of the Company that is mandatorily convertible into, or exchangeable for, another class or series of capital stock of the Company shall be the stated maturity of such class or series of capital stock.

          "Refinancing Indebtedness" shall have the meaning specified in the definition of "Permitted Indebtedness."

          "Related Person" means (i) any Affiliate of the Company, (ii) any Person who directly or indirectly holds 10% or more of any class of capital stock of the Company, (iii) with respect to any such natural Person, any other Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin and (iv) any officer or director of the Company; provided, however, "Related Person" shall not include the Unisys Employees Savings Thrift Trust, or any successor thereof.

          "Repurchase Date" shall have the meaning specified in Section 1212.

          "Repurchase Right" shall have the meaning specified in Section
1212.

          "Restricted Payments" shall have the meaning specified in Section
1211.

          "S&P" means Standard & Poor's Rating Services and its successors.

          "Trade Payables" means accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed in the ordinary course of business in connection with the obtaining of materials or services.

          "Wholly Owned Consolidated Subsidiary" means, with respect to any Person, a Consolidated Subsidiary the voting stock (excluding directors' qualifying shares) of which is more than 90% owned, directly or indirectly, by such Person.

          Section 2.2 Amendments to Section 501. Section 501 of the Indenture is hereby amended by adding, immediately following Section 501(7) thereof, the following new Sections 501(8) through 501(11):

          (8) default (i) in the payment of any scheduled principal of or interest on any Indebtedness of the Company or any Consolidated
Subsidiary of the Company (other than the Notes) aggregating more than $25 million in principal amount when due after giving effect to any applicable grace period or (ii) in the performance of any other term or provision of any Indebtedness of the Company or any Consolidated Subsidiary of the Company (other than the Notes) in excess of $25 million principal amount that results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 15 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and to the Trustee by the Holders of at least 25% in principal amount of the Notes a written notice specifying such events or events of default and stating that such notice is a "Notice of Default" hereunder; or

          (9) the entry against the Company or any Consolidated Subsidiary of the Company of one or more judgments, decrees or orders by a court having jurisdiction in the premises from which no appeal may be or is taken for the payment of money, either individually or in the aggregate, in excess of $25 million and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 45 consecutive days after the amount thereof is due without a stay of execution and there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and to the Trustee by the Holders of at least
25% in principal amount of the Notes a written notice specifying such entry and continuance of such judgment, decree or order and stating that such notice is a "Notice of Default" hereunder; or

          (10) default in the payment of the Put Price on a Repurchase Date for any Note with respect to which the Repurchase Right has been exercised; or

          (11) default in the performance or breach of any of the terms contained in Section 1001.

          Section 2.3 Amendments to Section 1001. Section 1001 of the Indenture is hereby amended by adding, immediately following Section 1001(6) thereof, the following new Section 1001(7):

          (7) immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Company or a Consolidated Subsidiary of the Company which becomes the obligation of the Company or any of its Consolidated Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), the Company or such successor corporation or Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 1210.

          Section 2.4 Amendment to Section 1209. Section 1209 of the Indenture is hereby amended by adding the following as a second paragraph thereof:

          When the Company becomes aware that any event has occurred and is continuing which is, or after the giving of notice or lapse of time or both would become, an Event of Default, the Company shall deliver to the Trustee by registered or certified mail or by telegram, telex or facsimile transmission followed by hard copy by registered or certified mail an Officers' Certificate specifying such event promptly after becoming so aware.

          Section 2.5 Amendments to Article 12. Article 12 of the Indenture is hereby amended by adding, immediately following Section 1209 thereof, the following new Sections 1210 through 1214:

          SECTION 1210.  Limitation on Company and Subsidiary Indebtedness.

     The Company shall not, and shall not permit any Consolidated Subsidiary of the Company to, create, incur, assume, guarantee the payment of, or otherwise become liable for, any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness, unless, at the time of such event and after giving effect thereto on a pro forma basis, the Company's Consolidated Interest Coverage Ratio for the last four full fiscal quarters immediately preceding such event, taken as one period, is not less than 2.0 to 1.

          SECTION 1211.  Limitation on Restricted Payments.

          (a) The Company shall not, and shall not permit any Consolidated Subsidiary of the Company to, directly or indirectly, (i) declare or pay any dividend on, or make any distribution in respect of or purchase, redeem or retire for value any capital stock of the Company, other than
(1) through the issuance solely of the Company's own capital stock (other than Redeemable Stock) or options, warrants or other rights thereto or
(2) in the case of any such capital stock that is Redeemable Stock ("Existing Redeemable Stock"), through the issuance solely of the Company's own capital stock (including new shares of Redeemable Stock, provided such new shares of Redeemable Stock have an Average Life equal to or greater than the lesser of (A) the remaining Average Life of the Existing Redeemable Stock or (B) the remaining Average Life of the
Notes), or (ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to scheduled maturity, mandatory sinking fund date or mandatory repayment date (including any repayment date resulting from the exercise of a Put Right by the holder of any Indebtedness, but excluding any repayment date arising as a result of any Indebtedness being declared due and payable prior to the date on which it would otherwise become due and payable due to any default in the performance of any term or provision of such Indebtedness), any Indebtedness of the Company which is subordinate in right of payment to the Notes (other than with, and to the extent of, the proceeds from the incurrence of Refinancing Indebtedness that constitutes Permitted Indebtedness) (such payments or any other actions described in
(i) and (ii), collectively, "Restricted Payments").

          (b) The Company or any Consolidated Subsidiary of the Company may make a Restricted Payment which would otherwise be prohibited by subsection (a) of this Section 1211, provided, that (i) at the time of and after giving effect to the proposed Restricted Payment no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing;
(ii) at the time of and after giving effect to the proposed Restricted Payment (the value of any such payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution), the aggregate amount of all Restricted Payments declared or made after June 30, 1992 shall not exceed the sum of
(1) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning after June 30, 1992 and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) plus (2) the aggregate proceeds received by the Company as capital contributions to the Company after June 30, 1992, or from the issuance and sale (other than to a Consolidated Subsidiary of the Company) after June 30, 1992 of capital stock of the Company
(excluding Redeemable Stock but including stock issued upon conversions of Convertible Debt, stock issued to the Company's pension plans and stock issued upon the exercise of options or warrants), plus (3) $500 million; and (iii) immediately after giving effect to such proposed Restricted Payment the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section
1210; provided, however, the provisions of clause (iii) above shall not be applicable to any declaration or payment in cash of current dividends or dividends in arrears in respect of any series of preferred stock of the Company.

          (c) The foregoing provisions of subsections 1211 (a) and (b) will not prevent the payment of any dividend within 60 days after the date of its declaration, if, at the date of declaration, such payment would be permitted by such provisions. Notwithstanding the foregoing, "Restricted Payment" shall not include (i) the payment, during the period beginning October 1, 1992 and ending June 30, 1994, of an aggregate of $185 million of dividends in arrears in respect of the Company's preferred stock or
(ii) the redemption of Convertible Debt pursuant to the terms of the indenture or other instrument under which such debt is issued, provided that (1) the last reported sale price for the Company's Common Stock for each of the five consecutive trading days immediately preceding the date of the notice of redemption therefor (the "notice date") shall have exceeded 115% of the conversion price for such Convertible Debt and (2) the Company's Consolidated Interest Coverage Ratio for the last four fiscal quarters immediately preceding such notice date, taken as one period, is not less than 2.0 to 1.

          SECTION 1212.     Purchase of Notes Upon Change in Control.

(a) Upon the occurrence of a Change in Control, each Holder of Notes shall have the right (the "Repurchase Right") to require the Company to repurchase all or any portion of such Holder's Notes, in integral multiples of $1,000, at the Put Price in cash, in accordance with and subject to the terms of this Section 1212. Such repurchase shall occur on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice hereinafter described. The Company will mail a notice containing the information set forth in Subsection 1212(b) below (the "Company Notice") to all Holders of Notes within 30 days following any Change in Control and the Company will purchase all tendered Notes by making payment of the Put Price on the Repurchase Date. The Company shall promptly deliver a copy of the Company Notice to the Trustee and shall cause a copy of such notice to be published in The Wall Street Journal or another newspaper of national circulation.

(b)   The Company Notice shall state:

(i) that a Change in Control has occurred and that each Holder of Notes has the right to require the Company to repurchase such Holder's Note at the Put Price in cash;

(ii) the circumstances and relevant facts regarding such Change in Control;

(iii) the Repurchase Date and the instructions a Holder of Notes must follow in order to have such Holder's Notes repurchased in accordance with this Section 1212;

(iv) that any Note not tendered will continue to accrue interest;

(v) that on the Repurchase Date any Note tendered for payment pursuant to the terms hereof and for which money sufficient to pay the Put Price has been deposited with the Trustee, as provided in this Section 1212, shall cease to accrue interest after the Repurchase Date;

(vi) that Holders electing to have a Note repurchased pursuant to this Section 1212 will be required to surrender the Note, duly endorsed for transfer, together with a notice in the form entitled "Election to Exercise Repurchase Right Upon a Change in Control" on the reverse of the Note, to the Company at the address specified in the Company Notice on or prior to the close of business on the 30th day after the date of the Company Notice; and

(vii) such other information as may be required by applicable law and regulations;

     provided that no failure of the Company to give the foregoing notices and no defect therein shall limit the Repurchase Rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 1212.

(c) Following a Change in Control, the Company shall accept for payment Notes properly tendered pursuant to this Section 1212. Prior to the Repurchase Date, the Company shall deposit with the Trustee money sufficient to pay the Put Price for all Notes (or portions thereof) so tendered and deliver, or cause to be delivered, to the Trustee Notes properly tendered pursuant to this Section 1212 and accepted together with an Officers' Certificate describing the Notes so tendered to and being purchased by the Company. On the Repurchase Date, the Trustee shall, to the extent that monies deposited with the Trustee are available therefor, mail to the Holders of Notes so tendered and accepted payment in an amount equal to the Put Price and, as soon as possible after such payment, the Trustee shall cancel the Notes so tendered and accepted.
The Company will publicly announce the results of the Change in Control tender offer as soon as practicable after the Repurchase Date. The Company will issue to Holders whose Notes are purchased only in part new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d) Notwithstanding the foregoing, in repurchasing the Notes pursuant to this Section 1212, the Company will comply with all applicable tender offer rules, including but not limited to Sections 13(e) and 14(e) under the Exchange Act and Rules 13e-1 and 14e-1 thereunder.

(e) Each Holder of Notes properly tendered for purchase pursuant to this Section 1212 who is not paid the Put Price for such Notes in the manner described in Subsection 1212(c) will be entitled to receive (as part of any subsequent payment of the Put Price prior to the earlier of
(i) the date such Holder's election to require the Company to purchase such Notes is withdrawn or (ii) the date all outstanding Notes are accelerated under Section 502 or an Event of Default under subsection 501(5) or 501(6) shall occur) interest on the entire principal of such outstanding Notes at the rate provided in such outstanding Notes through the date the Put Price is paid, to the extent not theretofore paid on such Notes in accordance with their terms.

          (f) The Company is solely responsible for performing the duties and responsibilities contained in this Section 1212, other than the obligations of the Trustee specifically set forth in Subsection 1212(c).
 The Trustee shall not be responsible for any failure of the Company to make any deposit with the Trustee or to deliver to the Trustee Notes tendered pursuant to this Section 1212 or, subject to Section 601, any failure of the Company to comply with any of the other covenants of the Company contained in this Section 1212.

          SECTION 1213.     Limitation on Transactions with Related Persons.

          The Company shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with a Related Person unless such transaction or series of transactions is on terms that are no less favorable to the Company or such Consolidated Subsidiary, as the case may be, than would be available in a comparable transaction with an unrelated third party; provided, however, that the foregoing restrictions will not apply to (a) transactions between or among any of the Company and its Wholly Owned Consolidated Subsidiaries, (b) transactions between or among any of the Company and its Consolidated Subsidiaries that are not Wholly Owned Consolidated Subsidiaries, provided such transactions are entered into in the ordinary course of business on terms and conditions consistent with prior practice and (c) any transaction with an officer or director of the Company or any Consolidated Subsidiary entered into in the ordinary course of business (including, without limitation, compensation or employee benefit and perquisite arrangements).

          SECTION 1214     Release of Certain Covenants

          The covenants set forth in Section 1210 (Limitation on Company and Subsidiary Indebtedness), Section 1211 (Limitation on Restricted Payments) and Section 1213 (limitation on Transactions with Related Persons) shall be released and the Company and its Subsidiaries shall have no further obligations to comply therewith in the event that (a) the Notes achieve Investment Grade Status and (b) no Event of Default or Default shall have occurred and be continuing.

          Section 2.6 Applicability of Article Fifteen. Pursuant to Section 301 of the Indenture, Article Fifteen of the Indenture shall be applicable to the Notes.

          Section 2.7 Other Provisions Unchanged. All provisions of the Indenture, other than as set forth in Sections 2.1 through 2.6, inclusive, of this Fourth Supplemental Indenture shall be unchanged by this Fourth Supplemental Indenture and shall remain in full force and effect. The Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

          Section 2.8 Ranking. The Notes will be senior unsecured obligations of the Company, ranking pari passu with all existing and future senior indebtedness (including, without limitation, the indebtedness of the Company represented by the notes and debentures referred to in Section 608
(c)(1) of the Indenture) of the Company and senior to all existing and future subordinated indebtedness of the Company.

                                  ARTICLE THREE

                                  Miscellaneous

          Section 3.1 Defined Terms. Unless otherwise provided in this Fourth Supplemental Indenture, all defined terms used in this Fourth Supplemental Indenture shall have the meanings assigned to them in the Indenture.

          Section 3.2 Conflict of Any Provision of Indenture with Trust Indenture Act of 1939. If and to the extent that any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with another provision included in this Fourth Supplemental Indenture or in the Indenture which is required to be included herein or therein by any of Section 310 to 317, inclusive, of the Trust Indenture Act of 1939, such required provision shall control.

          Section 3.3 New York Law to Govern. THIS FOURTH SUPPLEMENTAL INDENTURE AND THE NOTES, SHALL BE DEEMED TO BE CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SAID STATE.

          Section 3.4 Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

          Section 3.5 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

          Section 3.6 Severability of Provisions. In case any provision in this Fourth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          Section 3.7 Successors and Assigns. All covenants and agreements in this Fourth Supplemental Indenture by the parties hereto shall bind their respective successors and assigns and inure to the benefit of their respective successors and assigns, whether so expressed or not.

          Section 3.8 Benefit of Supplemental Indenture. Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Fourth Supplemental Indenture.


          IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the day and year first above written.


                                           UNISYS CORPORATION



                                           By: ____________________
                                           Name:
                                           Title:



                                           BANK ONE, N.A., as Trustee


                                           By: ____________________
                                           Name:
                                           Title:

                                                                     EXHIBIT A

                                  FORM OF NOTE

                               UNISYS CORPORATION
                         7 7/8% Senior Notes due 2008

REGISTERED

No. R-___
CUSIP __________________


      If this Note is registered in the name of The Depository Trust Company (the "Depositary") (55 Water Street, New York, New York) or its nominee, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary, unless and until this Note is exchanged in whole or in part for Notes in definitive form. Unless this certificate is presented by an authorized representative of the Depositary to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of the Depositary and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL because the registered owner hereof, Cede & Co., has an interest herein.

          UNISYS CORPORATION, a corporation duly organized and validly existing under the laws of the State of Delaware (herein called the "Company", which term includes any successor corporation under the Indenture, as hereinafter defined), for value received hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $________________ (______________ DOLLARS) on April 1, 2008 in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on April 1 and October 1 of each year, commencing April 1, 1998, on said principal sum in like coin or currency, at the rate per annum specified in the title of this Note, from the April 1 or October 1, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for, unless the date hereof is a date to which interest has been paid or duly provided for, in which case from the date of this Note, or unless no interest has been paid or duly provided for on the Notes, in which case from January 30, 1998, until payment of said principal sum has been made or duly provided for. Notwithstanding the foregoing, if the date hereof is after any March 15 or September 15, as the case may be, and before the following April 1 or October 1, this Note shall bear interest from such April 1 or October 1; provided, however, that if the Company shall default in the payment of interest due on such April 1 or October 1 then this Note shall bear interest from the next preceding April 1 or October 1 to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for on the Notes, from January 30, 1998. The interest so payable on April 1 or October
1 will (unless such Note has been called for redemption on a Redemption Date which is prior to such interest payment date and unless such Note has been designated to be repurchased on a Repurchase Date which is prior to such interest payment date) be paid to the person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the applicable Regular Record Date, which shall be the March 15 or September 15 (whether or not a business day) next preceding such April 1 or October 1, provided that any such interest not punctually paid or duly provided for shall be payable as provided in the Indenture.

          Payment of the principal of, and premium, if any, on, this Note will be made in immediately available funds upon surrender of the Notes at the corporate trust office of the Trustee. Interest will be paid by check mailed to the address of the person entitled thereto as it appears in the Security Register on the applicable Regular Record Date or, at the option of the Company, by wire transfer to an account maintained by such person with a bank located in the United States.

          REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH HEREIN, INCLUDING, WITHOUT LIMITATION, PROVISIONS GIVING THE HOLDER OF THIS NOTE THE RIGHT TO REQUIRE THE COMPANY TO REPURCHASE THIS NOTE UPON ANY CHANGE IN CONTROL, ON THE TERMS AND SUBJECT TO THE LIMITATIONS REFERRED TO HEREIN AND AS MORE FULLY SPECIFIED IN THE INDENTURE. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

          THIS NOTE SHALL BE DEEMED A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE.

          Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.


          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:  January__, 1998
                                                UNISYS CORPORATION



                                                By: __________________________
                                                Name:
                                                Title:


                                                Attest:



                                                By: __________________________
                                                Name:
                                                Title:

TRUSTEE'S CERTIFICATE OF
  AUTHENTICATION

This one of the series of Debt
Securities issued under the
within-mentioned Indenture.

BANK ONE, N.A.,
  as Trustee



By: __________________________
Name:
Title:

                               UNISYS CORPORATION
                           7 7/8% Senior Notes due 2008

          This Note is one of a duly authorized issue of Notes of the Company designated as its 7 7/8% Senior Notes due 2008 (herein called the "Notes"), issued under an Indenture dated as of August 6, 1992 between the Company and Bank One, N.A., as trustee (herein called the "Trustee", which term includes any successor trustee under such Indenture), as amended and supplemented by the Fourth Supplemental Indenture dated as of January 30, 1998 (such Indenture and Fourth Supplemental Indenture, collectively, the "Indenture"), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.

          If an Event of Default as defined in the Indenture shall have occurred and be continuing, the principal of and accrued interest on the Notes of this series may be declared and upon such declaration shall become due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

          The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66-2/3% in the principal amount of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Notes; provided, however, that no such supplemental indenture shall (i) change the fixed maturity of the principal of, or installment of interest on, any Note, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof or upon exercise of the Repurchase Right with respect thereto, or impair or affect the right of the holder of any Note to institute suit for the payment thereof, or make the principal thereof or interest or premium, if any, thereof payable in any coin or currency other than that provided in the Notes or (ii) reduce the aforesaid percentage of Notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Notes then outstanding. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of the Notes, the holders of a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the holders of all of the Notes waive any past default or Event of Default under the Indenture and its consequences, except a default in the payment of interest or any premium on or the principal of any of the Notes. Any such consent or waiver by the holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and any Notes which may be issued in exchange or substitution therefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

          No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and any premium and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed or to repurchase this Note upon a Change in Control as provided in the Indenture.

          Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

          The Notes may not be redeemed prior to April 1, 2003, on and after which date the Notes may be redeemed at the option of the Company as a whole, or from time to time in part, in multiples of $1,000 only, on any date prior to maturity, upon mailing a notice of such redemption not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of Notes to be redeemed, at the following redemption prices (expressed in percentages of the principal amount) together in each case with accrued interest to the date fixed for redemption. If redeemed during the 12-month period beginning April 1:

          Year                              Percentage
          ----                              ----------
          2003                               103.938%
          2004                               102.625%
          2005                               101.313%
          2006 and thereafter                100.000%

; provided that if the date fixed for redemption is April 1 or October 1, then the interest payable on such date shall be paid to the holder of record on the preceding March 15 or September 15.

          Upon any Change in Control with respect to the Company, each holder of Notes shall have the right, at the holder's option, to require the Company to repurchase all of such holder's Notes, or a portion thereof which is $1,000 or any integral multiple thereof, on the Repurchase Date at a price equal to 101% of the principal amount of the Notes, plus accrued interest, if any, to the Repurchase Date.

          The provisions of the Indenture providing for defeasance of (i) the entire indebtedness of this Note and (ii) certain restrictive covenants are applicable to the Note.

          As set forth in, and subject to, the provisions of the Indenture, no holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (a) such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, (b) the holders of not less than 25% in principal amount of the Notes then outstanding shall have made written request to the Trustee to institute such proceeding in respect of such Event of Default in its own name as Trustee under the Indenture, (c) such holders shall have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (d) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such proceeding and (e) the Trustee shall not have received from the holder of a majority in principal amount of the Notes then outstanding direction inconsistent with such request within such 60-day period; provided, however, that such limitations do not apply to a suit instituted by the holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on the Note after the respective due date expressed herein.

          As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of, premium, if any, and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder of the Note or his attorney duly authorized in writing, and thereupon one or more new Notes of this series of like tenor or authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

          The Notes of this series are issuable only in registered form without coupons in denominations of $1,000 or any integral multiple thereof. As provided in the Indenture and subject to certain limitations set forth therein, Notes of this series are exchangeable for like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the holder of the Notes surrendering the same.

          No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

          Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the absolute owner of the Note for all purposes, whether or not this Note be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

          Terms used in this Note and defined in the Indenture are used herein as therein defined.

                                ASSIGNMENT FORM


To assign this Note, fill in the form below:
I or we assign and transfer this Note to:

     __________________________________________________
     (Insert assignee's Social Security or Tax I.D. No.)

     __________________________________________________

     __________________________________________________
     (Print or type assignee's name and zip code)

and irrevocably appoint _______________________ agent to transfer this Note on the books of the Company.

The agent may substitute another to act for him.


Date:__________________

                            REPURCHASE RIGHT NOTICE


Unisys Corporation
Township Line and Union Meeting Roads
Blue Bell, Pennsylvania, 19424

Attention:

Bank One, N.A., as Trustee

Re:   7 7/8% Senior Notes due 2008


Attention:

          The undersigned registered holder of the enclosed Note, duly endorsed for transfer, hereby irrevocably notifies you of the undersigned's election to require Unisys Corporation to purchase on ________________ (the "Repurchase Date") the enclosed Note, or the portion thereof (which is $1,000 or a multiple thereof) below designated, and directs Unisys Corporation to pay by check to the registered holder of such Note (unless a different name is indicated below) 101% of the principal amount of such Note plus accrued interest to the Repurchase Date.


Principal amount to be repurchased (if less than all):
$          ,000

Person (other than registered holder) to whom repurchase price is to be sent:


Dated:


__________________________________
(Name)

__________________________________

__________________________________
(Address)